Exhibit 10.1

EXECUTION COPY

EMPLOYMENT EXTENSION AGREEMENT

This EMPLOYMENT EXTENSION AGREEMENT (the “Extension Agreement”), is entered into as of April 29, 2014, by and between PEPCO HOLDINGS, INC. (the “Company”) and JOSEPH M. RIGBY (the “Executive”).

RECITALS:

WHEREAS, the Company and the Executive, as of December 20, 2011, entered into an Employment Agreement (the “Employment Agreement”), under which the Executive is currently employed as the Company’s President and Chief Executive Officer for a term that ends on December 31, 2014 (the “Employment Agreement Term”);

WHEREAS, on January 24, 2014, the Executive notified the Company’s Board of Directors of his intention to retire by resigning as President and Chief Executive Officer at the end of the Employment Agreement Term, subject to the appointment of a successor, while (i) remaining an employee of the Company until May 1, 2015, to assist in the transition of his responsibilities to his successor, and (ii) continuing to serve as the Chairman of the Board of Directors through the date of the Company’s 2015 annual meeting of stockholders;

WHEREAS, on April 29, 2014 (the “Merger Agreement Executive Date”), the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Exelon Corporation (the “Acquirer”), pursuant to which, subject to the terms and conditions of the Merger Agreement, a wholly-owned subsidiary of the Acquirer would merge with and into the Company (the “Merger”),

WHEREAS, the Board of Directors has been advised that the Merger, the completion of which requires a number of regulatory approvals, is unlikely to be completed before the end of the Employment Agreement Term; and

WHEREAS, the Board of Directors believes that the Executive’s continued leadership of the Company will be an important factor contributing to the Company’s ability to complete the Merger, and accordingly has asked the Executive to defer his retirement until the completion of the Merger, and the Executive, subject to the terms and conditions of this Extension Agreement, has agreed to do so.

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings contained in this Extension Agreement, the parties agree as follows:

1. Continuation of the Employment of the Executive. Commencing on January 1, 2015, and continuing until the second anniversary of the Merger Agreement Execution Date or, if earlier, (i) the closing date of the Merger or (ii) the date that is six months after the termination of the Merger Agreement (the “Employment Extension Period”), the Executive shall continue to be employed by the Company as its President and Chief Executive Officer on the terms and conditions set forth in this Extension Agreement. Effective as the date hereof, the Executive hereby waives his rights under Section 6(a)(ii) of the Employment Agreement.

2. Consideration. In consideration for the agreement of the Executive to extend his employment beyond his announced retirement date, the Company agrees as follows:

(a) To make on the date of this Extension Agreement or as soon as practicable thereafter an award to the Executive under the Pepco Holdings, Inc. 2012 Long-Term Incentive Plan (the “LTIP”) of 73,394 fully-vested shares of restricted stock (such number having been calculated by dividing $2,000,000 by the Per Share Merger Consideration (as defined by the Merger Agreement) of $27.25) (the “Vested Restricted Stock”). During the Employment Extension Period, the Executive shall be prohibited from selling or otherwise transferring the Vested Restricted Stock, except for the disposition of such number of shares as are necessary to enable the Executive to satisfy any tax withholding requirements associated with the award of the shares in accordance with Section 19.C of the LTIP. The award of the Vested Restricted Stock shall be documented in the Company’s customary form for awards of this type.

(b) To make on the date of this Extension Agreement or as soon as practicable thereafter an award to the Executive under the LTIP of 110,092 shares of restricted stock (such number having been calculated by dividing $3,000,000 by the Per Share Merger Consideration (as defined by the Merger Agreement) of $27.25) (the “Unvested Restricted Stock”). The shares of Unvested Restricted Stock shall vest on the last day of the Employment Extension Period, subject to the Executive’s continued employment until that date, except that the shares shall vest immediately in full (i) if the Executive’s employment is terminated by the Company without Cause (as defined by Section 8(b) of the Employment Agreement), (ii) if the Executive terminates his employment for Good Reason (as defined by Section 7(c) of the Employment Agreement), (iii) if the Executive’s employment terminates in circumstances in which the Executive is entitled immediately to receive long-term disability benefits under the Company disability plan in which the Executive participates or (iv) in the event of the Executive’s death. To the extent the Executive makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the taxation of the award of the shares of Unvested Restricted Stock, the Company hereby agrees to waive the vesting restriction with respect to such number of shares as are necessary to enable the Executive to satisfy any tax withholding requirements associated with the vesting of the shares in accordance with Section 19.C of the LTIP. The award of the Unvested Restricted Stock shall be documented in the Company’s customary form for awards of this type.

(c) The Executive shall be eligible to receive a cash award in an amount up to $1,500,000 as determined in the sole discretion by the Board of Directors on the recommendation of the Compensation/Human Resources Committee. The amount of the award will be based on an evaluation of the Executive’s performance from the date hereof through the end of the Employment Extension Period and will be subject to the Executive’s continued employment until that date. The award, if any, will be payable to the Executive upon the Executive’s separation from service (subject to any delay required by Section 409A of the Code, as more fully described in Section 16 of this Extension Agreement) and subject to the execution and delivery by the Executive of a Release of Claims in accordance with Section 7 of this Extension Agreement and such Release of Claims becoming irrevocable.

3. Application of Certain Provisions of the Employment Agreement. During the Employment Extension Period:

(a) The Executive shall be paid an annual salary of $1,015,000, which is his annual salary in effect on the date of this Extension Agreement under the terms of the Employment Agreement.

(b) The following provisions of the Employment Agreement shall be binding upon and accrue to the benefit of the Executive and the Company as if set forth in full in this Extension Agreement, with the exception that each reference in the Employment Agreement (i) to “this Agreement” shall be deemed a reference to this Extension Agreement and (ii) each reference to the “Term of this Agreement” shall be replaced with “Employment Extension Period” as such term is defined by this Extension Agreement:

(i) Sections 2, 3, 4(b), 7, 8, 10, 11 (the first sentence only), 13 and 15 of the Employment Agreement, and

(ii) as applicable to Section 13 of the Employment Agreement, Sections 19(b) and (c) of the Employment Agreement.

4. Termination of Employment During the Employment Extension Period.

(a) Resignation for Good Reason or Termination Without Cause. If during the Employment Extension Period (i) the Executive voluntarily terminates his employment for Good Reason (as such term is defined in Section 7(c) of the Employment Agreement) in accordance with the procedures set forth in Section 7 of the Employment Agreement or (ii) the Company terminates the Executive’s employment, other than a termination for Cause (as defined in Section 8(b) of the Employment Agreement) in accordance with the procedures set forth in Section 8 of the Employment Agreement (in either case, a “Covered Termination”):

(i) The Company will pay to the Executive within 30 days after the termination of the Executive’s employment (or, in the case of the payment contemplated by clause (B), if not determined within 30 days after the date of termination, within ten business days after the determination thereof in the ordinary course):

(A) any unpaid salary and accrued vacation pay through the date of termination, and

(B) any earned and unpaid annual bonus for the year prior to the year in which the termination occurs.

(ii) With respect to any outstanding restricted stock award or restricted stock unit award under the LTIP the vesting of which is contingent solely on the continued employment of the Executive for a specified period (a “Service Period”) (A) any such awards made prior to the commencement date of the Employment Extension Period (other than the awards provided for in Section 2 of this Extension Agreement, which shall be governed by the terms set forth herein) shall be governed by the provisions of Section 6 of the Employment Agreement and (B) any such awards made on or after the commencement date of the Employment Extension Period shall be prorated, with the vested portion of the award (including any previously vested portion of the award) being the product of (1) the number of shares of restricted stock or restricted stock units subject to the award and (2) a fraction (x) the numerator of which is the number of elapsed days from the commencement date of the Service Period through the termination date and (y) the denominator of which is the number of days in the Service Period.

(iii) With respect to any outstanding restricted stock award or restricted stock unit award under the LTIP the vesting of which is contingent on the achievement of one or more performance goals over a specified period (a “Performance Period”) (A) any such awards made prior to the commencement date of the Employment Extension Period shall be governed by the provisions of Section 6 of the Employment Agreement and (B) any such awards made on or after the commencement date of the Employment Extension Period shall be prorated after the end of the Performance Period, with the vested portion of the award being the product of (1) the number of shares that the Executive would have been entitled to receive had he remained employed through the end of the Performance Period, as determined in good faith by the Committee based on the extent to which the performance goals have been achieved, and (2) a fraction (x) the numerator of which is the number of days elapsed from the commencement date of the Performance Period through the termination date and (y) the denominator of which is the number of days in the Performance Period.

(iv) For a period equal to the longer of (i) one year following the termination of the Executive’s employment and (ii) the remainder of the Employment Extension Period, the Company shall reimburse the Executive for the cost of purchasing a health insurance policy that is comparable to the Company-sponsored healthcare plan in which the Executive was enrolled immediately prior to the termination of his employment to the extent the Company is not otherwise providing or paying for such coverage. This provision shall not apply to the extent applicable law precludes the Company from providing such benefits to the Executive because the Company is not providing comparable benefits to other employees or former employees.

(b) Other Terminations of Employment. If, during the Employment Extension Period, the Executive’s employment terminates for any reason other than a Covered Termination, including due to the death of the Executive or in circumstances in which the Executive is entitled immediately to receive long-term disability benefits under the Company disability plan in which the Executive participates (i) the Company shall pay to the Executive (or, in the case of death, the Executive’s estate), within 30 days after the termination of the Executive’s employment (or, in the case of the payment contemplated by clause (B), if not determined within in 30 days after the date of termination, within ten business days after the determination thereof in the ordinary course) (A) any unpaid salary and accrued vacation pay through the date of termination and (B) any earned and unpaid annual bonus for the year prior to the year in which the termination occurs and (ii) the Executive’s rights in respect of all awards and benefits to which the Executive may be entitled shall be determined in accordance with the terms and conditions of the Company plans or arrangements under which such awards or benefits are provided.

5. Non-Solicitation and Non-Competition.

(a) Following the termination of his employment by the Company for any reason, the Executive shall not for a period of two years, without the prior written consent of the Company, directly or indirectly solicit or hire, or encourage the solicitation or hiring of, any person who, at the time of such solicitation or hiring, is an executive officer of the Company or any of its subsidiaries to serve as an employee of, or an independent contractor or consultant to, any company other than the Company or any of its subsidiaries; provided that this restriction shall not prevent the Executive from serving as reference for any such employee with regard to the employment of that employee by a company with which the Executive is not affiliated.

(b) Following the termination of his employment by the Company for any reason, the Executive for a period of three years shall not, without the prior written consent of the Company, own (other than the ownership of the common stock of a publicly-held company not in excess of 1% of the shares outstanding), control, become employed by or act as a consultant to any company that, directly or through one or more subsidiaries, (i) competes with Pepco Energy Services, Inc. or (ii) is engaged in the distribution or transmission of electricity anywhere in the United States.

6. Section 280G of the Internal Revenue Code.

(a) If the Company’s independent registered public accounting firm (the “Independent Accountant”) determines that if the payments and benefits to be provided under this Extension Agreement (and any other payments or benefits provided or to be provided to the Executive under any applicable plan, program, agreement or arrangement maintained, contributed to or entered into by the Company or any group or entity whose actions result in a change of ownership or effective control (as those terms are defined in Section 280G of the Code, and the regulations promulgated thereunder) or any affiliate of the Company) (a “Payment” or collectively “Payments”) were provided to the Executive (i) the Executive would incur an excise tax under Section 4999 of the Code (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), and (ii) the net after tax benefits to the Executive attributable to the Payments would not be at least $10,000 greater than the net after tax benefits that would accrue to the Executive if the Payments that would otherwise cause the Executive to be subject to the Excise Tax were not provided, the Payments shall be reduced so that the Payments provided to the Executive are the greatest (as determined by the Independent Accountant) that may be provided without any such Payment being subject to the Excise Tax. If the Payments are to be reduced under this Section 6, then (1) Payments not subject to Section 409A of the Code shall be reduced in the order designated by the Executive and (2) if and to the extent necessary after the reductions in clause (1), Payments subject to Section 409A shall be reduced in reverse chronological order (such that Payments due later are reduced before Payments due earlier).

(b) If the Executive receives reduced Payments pursuant to this Section 6, or if it had been determined that no such reduction was required, but it nonetheless is established pursuant to the final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Section 6, the aggregate Payments to the Executive would result in any Payment being subject to the Excise Tax, and that a reduction pursuant to this Section 6 should have occurred, then the Executive shall be deemed for all purposes to have received a loan made on the date of the receipt of the Payments in an amount such that, after taking into consideration such loan, no portion of the aggregate Payments would be subject to the Excise Tax. The Executive shall have an obligation to repay such loan to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the Executive’s receipt of such loan until the date of such repayment.

(c) If the Payments are reduced or are to be reduced pursuant to this Section 6, and it is subsequently determined that the Payments were or are to be reduced pursuant to this Section 6 to a greater extent than was or is necessary to avoid the Excise Tax or it is subsequently determined that the Payments should not be or should not have been reduced pursuant to this Section 6, then the Company shall promptly pay to the Executive the amount necessary so that, after such adjustment, the Executive will have received or be entitled to receive the maximum Payments payable under this Section 6, together with interest at the applicable Federal rate (as defined in Section 1274(d) of the Code) on amounts that were incorrectly reduced pursuant to this Section 6, except that no Payments shall be made under this subparagraph to the extent that such Payments would impermissibly change the time and form of deferred compensation subject to Section 409A of the Code.

7. Release of Claims. As a condition to the receipt of the cash payment referred to in Section 2(c), the Executive shall execute and deliver to the Company a release in the form then used by the Company in connection with executive terminations (a “Release of Claims”) in which the Executive shall irrevocably and unconditionally waive, release and forever discharge all claims of the Executive that have arisen or might have arisen at any time prior and up to and including the date of the Release of Claims (whether known or unknown) against the Company, its subsidiaries and its and their officers, directors, employees, representatives, agents, attorneys and insurers, including (i) any claims relating to the circumstances of the termination of the Executive’s employment, including any claim of wrongful discharge and (ii) any claims of discrimination of any type, including age, but excluding (A) any claim arising under this Extension Agreement or the Employment Agreement, (B) any claim for vested benefits under the written terms of any Company employee benefit plans in which the Executive is a participant, (C) any right that cannot be waived as a matter of law and (D) any claim for indemnification or reimbursement of expenses under the Company’s Certificate of Incorporation and Bylaws.

8. Assignment. The rights and obligations of the Company under this Extension Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. The Executive’s obligations under this Extension Agreement may not be assigned or transferred in whole or in part, and the rights and benefits of the Executive under this Agreement cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of the Executive’s creditors, except that the personal representative of the Executive’s estate shall be entitled to receive any amounts payable under this Agreement after the death of the Executive.

9. Rights of the Executive Are Those of a General Creditor. This Extension Agreement shall not confer upon the Executive any proprietary interest in the Company or any of its assets. All benefits under this Extension Agreement shall be payable from the general assets of the Company, and there shall be no requirement that the Company prefund or escrow any amounts that are or that may become payable under this Extension Agreement. The Executive for all purposes under this Extension Agreement shall be a general creditor of the Company.

10. Notices. All notices and other communications under this Extension Agreement shall be in writing and shall be given by hand or by registered or certified mail, return receipt requested, postage prepaid, and (i) if to the Executive, shall be addressed to the Executive at the last address furnished by the Executive to the Company in writing and (ii) if to the Company, shall be addresses to the headquarters of the Company for the attention of the General Counsel.

11. Governing Law, Equitable Relief and Arbitration.

(a) To the extent not governed by federal law, this Extension Agreement shall be governed and construed in accordance with the laws of the District of Columbia, without reference to its conflict of laws rules.

(b) The Executive acknowledges that, in the event that the Executive breaches the provisions of Section 5 of this Extension Agreement or Section 13 of the Employment Agreement, the Company shall suffer irreparable harm for which money damages are not an adequate remedy, and the Executive agrees that the Company shall be entitled to equitable relief, including but not limited to, a temporary restraining order or a preliminary or permanent injunction, with respect to any such breach or threatened breach by the Executive in any court of competent jurisdiction. However, nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach. In the event that the Company initiates any legal action for the breach, threatened breach or enforcement of any of the provisions of either Section 5 of this Extension Agreement or Section 13 of the Employment Agreement and the Company does not prevail in such action, the Company shall reimburse the Executive for the costs, including attorney’s fees, reasonably incurred by the Executive in defending such action.

(c) Except with respect to equitable relief provided for in paragraph (b), any dispute between the company and the Executive over the validity, interpretation, effect or violation or alleged violation of this Agreement shall be resolved by confidential binding arbitration to be held in Washington, D.C., in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Except as otherwise provided in Section 10 of the Employment Agreement, each of the Company and the Executive shall be responsible for their own costs and expenses incurred in connection with such arbitration proceeding.

12. Amendments and Waivers. This Extension Agreement may only be amended, modified, altered or supplemented in a writing signed by the Executive and on behalf of the Company by a duly authorized officer other than the Executive. No obligation under this Extension Agreement shall be waived or discharged unless such waiver or discharge is signed by the party granting such waiver or discharge. Except where this Extension Agreement establishes an express deadline, no failure on the part of either party to exercise any right under this Extension Agreement, and no delay on the part of either party in exercising any right under this Extension Agreement, shall operate as a waiver of such right.

13. Invalidity. The invalidity or unenforceability of any provision of this Extension Agreement shall not affect the validity or enforceability of any other provision of this Extension Agreement. If any provision of this Extension Agreement shall be held invalid or unenforceable in whole or in part, the remaining provisions of this Extension Agreement (including any portion of the provision not held to be invalid or unenforceable) shall remain valid and enforceable and continue in full force and effect to the fullest extent permitted by law.

14. Execution in Counterparts. This Extension Agreement may be executed in counterparts, which taken together shall be considered one and the same agreement.

15. Entire Agreement. This Extension Agreement, together with the Employment Agreement and the terms and conditions of the Company compensatory plans and arrangements in which the Executive currently participates or may participate in the future and of the awards thereunder, constitute the entire agreement between the Executive and the Company with respect to the Executive’s employment and the termination of the Executive’s employment.

16. Section 409A.

(a) This Extension Agreement shall be interpreted to ensure that the payments contemplated hereby to be made by the Company to the Executive are exempt from, or comply with, Section 409A of the Code (“Section 409A”); provided, however, that nothing in this Extension Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from the Executive to the Company or to any other individual or entity.

(b) Notwithstanding any other provision of this Extension Agreement, any payment or benefit under this Extension Agreement that is considered a reimbursement under Section 409A must be made no later than the last day of the Executive’s taxable year following the Executive’s taxable year in which the expense subject to the reimbursement was incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv), except that any payment for legal expenses and attorney fees that would otherwise be subject to Section 409A shall be made no later than the deadline for short-term deferrals under Section 409A.

(c) Any payment by the Company to the Executive under this Agreement that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. Each such payment shall be considered to be a separate payment for purposes of Section 409A. If, upon separation from service, the Executive is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six months after the Executive’s separation from service will instead be paid in the seventh month following the Executive’s separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

(d) If the period during which the Executive has discretion to execute or revoke a release straddles two calendar years, the Company shall make payments that are conditioned upon the release and subject to Section 409A no earlier than January 1st of the second of such calendar years, regardless of which taxable year the Executive actually delivers the executed release to the Company.

17. Clawback. The Executive agrees to be bound by and comply with the provisions of (i) Section 304 of the Sarbanes-Oxley Act of 2002 and (ii) the policies adopted by the Company in accordance with any rules that may be promulgated by the Securities and Exchange Commission pursuant to Section 10D of the Securities Exchange Act of 1934, as amended, in each case insofar as such provisions, policies or rules are by their terms applicable to the Executive.

PEPCO HOLDINGS, INC.		EXECUTIVE

By:	/s/ FRED BOYLE	By:	/s/ JOSEPH M. RIGBY
	Frederick J. Boyle		Joseph M. Rigby
Senior Vice President and Chief Financial Officer

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